Exhibit 99.1

NEWS



             UNIVERSAL INSURANCE HOLDINGS, INC. SUBSIDIARY COMPLETES
                          2007-2008 REINSURANCE PROGRAM

Fort Lauderdale, Florida, June 13, 2007 - Universal Insurance Holdings, Inc. ("UIH") (AMEX: UVE) is pleased to announce the completion by Universal Property and Casualty Insurance Company ("UPCIC"), a wholly-owned subsidiary, of its
2007-2008 reinsurance program effective June 1 of this year. The largest participants on UPCIC's reinsurance program include leading reinsurance companies such as Everest Re, Renaissance Re, Lloyd's of London syndicates and National Indemnity, a Berkshire Hathaway company. UIH President and CEO Bradley Meier commented, "We believe the reinsurance agreements we have entered into give UIH the security needed to address the needs of the marketplace and this will continue to allow UPCIC to follow its growth plan for the year." The Company has filed a Form 8-K Periodic Report with the SEC which provides additional details regarding the program.

About Universal Insurance Holdings, Inc.

The Company is a vertically integrated insurance holding company operating solely in the state of Florida. Through its subsidiaries, the Company is currently engaged in insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), which generates revenue from the collection and investment of premiums, is one of the top 10 leading writers of homeowners insurance in the state of Florida and has aligned itself with well respected service providers in the industry.

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), and specifically to the Company's Form 10-KSB for the year ended December 31, 2006 for a discussion of the risk factors that could affect its operations. Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC's web site at http://www.sec.gov. The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Cautionary Language Concerning Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate" and "project," and similar expressions identify

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forward-looking  statements,  which speak only as of the date the  statement was made. Such statements may include, but not be limited to, projections of revenues, income or loss, expenses, plans, and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described in forward-looking statements.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com